Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154

CONTACTS:
Investors: Jason Payant, 708-551-2584
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Third Quarter 2021 Results

And Raises Full Year Adjusted Earnings Expectation

•	Third quarter 2021 reported and adjusted EPS* were $1.75 and $1.67, respectively, compared to third quarter 2020 reported and adjusted EPS of $1.36 and $1.77, respectively.
•	The Company expects full year 2021 adjusted EPS to be in the range of $6.65-$7.00, up from the previously provided full year outlook of $6.45-$6.85.

WESTCHESTER, Ill., November 2, 2021 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the third quarter of 2021. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2021 and 2020, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We delivered outstanding top-line performance of 17% net sales growth in the quarter resulting from well managed sales execution to fulfill strong customer demand. Every region achieved double-digit sales growth through a clear focus on managing price mix and partnering with customers to meet changing demand requirements as a result of global supply chain constraints. At the same time, we kept pace with higher input costs to deliver reported operating income up 12% and adjusted operating income down 9%, against previously anticipated high double-digit corn cost inflation,” said Jim Zallie, Ingredion’s president and chief executive officer.

"Once again, our specialty ingredients growth platforms achieved double-digit increases in net sales, which outpaced the remainder of our portfolio. During the quarter, we generated the largest specialty sales growth from our sugar reduction and specialty sweeteners platform, driven by customer wins from PureCircle and strong demand recovery globally. In addition, consumers’ heightened focus on nutrition and wellness is underpinning the robust demand we are seeing for our clean & simple, texture and plant-based protein solutions,” continued Zallie.

“More broadly, we continue to execute on our Driving Growth Roadmap to strategically shape our portfolio for the future. During the quarter, we completed the contribution of our Argentina business to the Arcor joint venture, reducing our exposure to currency volatility and high fructose corn syrup,” added Zallie. “Our teams are actively addressing the difficult challenges brought on by global supply chain constraints and rising inflation, to continue to serve customers, just as we have throughout the disruptions and uncertainty of the pandemic. I am incredibly proud of our employees as they engage each day to create lasting value for our stakeholders.”

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	3Q20	3Q21	YTD20	YTD21
Reported EPS	$1.36	$1.75	$3.45	$0.74
Impairment/Restructuring costs	0.22	0.10	0.51	0.25
Acquisition/Integration costs	0.06	0.06	0.10	0.09
Impairment (favorable adjustment)***	-	(0.30)	-	5.02
Tax items and other matters	0.13	0.06	0.45	(0.52)
Adjusted EPS**	$1.77	$1.67	$4.50	$5.58

Estimated factors affecting changes in Reported and Adjusted EPS

	3Q21	YTD21
Margin	$(0.26)	$0.47
Volume	0.07	0.44
Foreign exchange	0.02	0.10
Other income	(0.01)	0.06
Total operating items	$(0.18)	$1.07
Other non-operating income	-	0.01
Financing costs	(0.05)	(0.05)
Shares outstanding	-	(0.02)
Non-controlling interests	0.01	(0.01)
Tax rate	0.12	0.08
Total non-operating items	$0.08	$0.01
Total items affecting EPS**	$(0.10)	$1.08

**Totals may not foot due to rounding

*** Reported results reflect a finalized $340 million net asset impairment charge, net of a $20 million favorable adjustment in the third quarter of 2021, which reduced the $360 million asset impairment charge recorded in the first quarter, related to the contribution of the Company’s Argentina operations to the Arcor joint venture.

Financial Highlights

•	At September 30, 2021, total debt and cash including short-term investments were $2.1 billion and $438 million, respectively, versus $2.2 billion and $665 million, respectively, at December 31, 2020.
•	Net financing costs for the third quarter were $20 million, down compared to the year-ago reported financing costs driven by the early debt extinguishment charges that were excluded from prior year adjusted net income.
•	Reported and adjusted effective tax rates for the third quarter were 22.2 percent and 21.5 percent, respectively, compared to 30.1 percent and 26.2 percent, respectively, in the year-ago period. The decrease in reported tax rate resulted primarily from U.S. foreign tax credits and other one-time adjustments. These items were partially offset by a change in value of the Mexican peso against the U.S. dollar.
•	Year-to-date net capital expenditures were $186 million, down $64 million from the year-ago period.

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 3

Business Review

Total Ingredion

$ in millions	2020 Net Sales	FX Impact	Volume	Price/mix	2021 Net Sales	% change	% change excl. FX
Third quarter	1,502	10	39	212	1,763	17%	17%
Year-to-Date	4,394	51	261	433	5,139	17%	16%

Reported Operating Income

$ in millions	2020	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2021	% change	% change excl. FX
Third quarter	153	2	-18	2	28	5	172	12%	11%
Year-to-Date	419	9	90	7	-321	20	224	-47%	-49%

Adjusted Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Third quarter	179	2	-18	163	-9%	-10%
Year-to-Date	473	9	90	572	21%	19%

Net Sales

•	Third quarter and year-to-date net sales were up from the year-ago period, driven by strong price mix including the pass through of higher corn costs, and higher volumes, including PureCircle and KaTech results. Excluding foreign exchange impacts, net sales were up 17 percent and 16 percent for the quarter and year-to-date, respectively.

Operating Income

•	Third quarter reported and adjusted operating income were $172 million and $163 million, respectively, an increase of 12 percent and a decrease of 9 percent, respectively, from the same period last year. The increase in reported operating income was driven by a favorable adjustment to the net asset impairment related to the contribution of Argentina assets to the Arcor joint venture, which was partially offset by higher corn and manufacturing costs, including costs associated with the ramp-up of plant-based protein operations in our South Sioux City and Vanscoy facilities. The decrease in adjusted operating income was driven by higher corn and manufacturing costs, including the costs associated with the ramp-up of plant-based protein operations. Excluding foreign exchange impacts, reported and adjusted operating income were up 11 percent and down 10 percent, respectively, from the same period last year.

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 4

•	Year-to-date reported and adjusted operating income were $224 million and $572 million, respectively, a decrease of 47 percent and an increase of 21 percent, respectively, from the year-ago period. The decrease in reported operating income was attributable to the net asset impairment charge related to the contribution of the Company’s Argentina assets to the Arcor joint venture and higher corn and manufacturing costs, which were partially offset by strong price mix and higher volumes. Excluding foreign exchange impacts, reported and adjusted operating income were down 49 percent and up 19 percent, respectively, from the same period last year.

•	Third quarter reported operating income was higher than adjusted operating income by $9 million driven by a favorable adjustment to the net asset impairment related to the contribution of Argentina assets to the Arcor joint venture which was partially offset by Cost Smart-related restructuring costs.
•	Year-to-date reported operating income was lower than adjusted operating income by $348 million primarily due to the net asset impairment charge related to the contribution of the Company’s Argentina assets to the Arcor joint venture.

North America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Third quarter	928	6	32	117	1,083	17%	16%
Year-to-Date	2,739	23	107	227	3,096	13%	12%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Third quarter	132	1	-13	120	-9%	-10%
Year-to-Date	358	4	41	403	13%	11%

•	Third quarter operating income was $120 million, a decrease of $12 million from the year-ago period, and year-to-date operating income was $403 million, an increase of $45 million from the year-ago period. For the third quarter, the decrease was driven by higher corn and manufacturing costs, including costs associated with the ramp-up of plant-based protein operations in our South Sioux City and Vanscoy facilities. Year-to-date, the increase was driven by favorable price mix and higher volumes, which were partially offset by input cost inflation.

South America

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Third quarter	224	-	-34	70	260	16%	16%
Year-to-Date	643	-19	-1	178	801	25%	27%

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 5

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Third quarter	29	-	6	35	21%	20%
Year-to-Date	68	-2	42	108	59%	62%

•	Third quarter operating income was $35 million, an increase of $6 million from the year-ago period, and year-to-date operating income was $108 million, an increase of $40 million from the year-ago period. For both the quarter and year-to-date, the increases were driven by favorable price mix partially offset by higher corn costs. Excluding foreign exchange impacts, segment operating income was up 20 percent and 62 percent for the third quarter and year-to-date, respectively. Results for Argentina are accounted for in U.S. dollars under hyperinflationary accounting.

Asia-Pacific

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Third quarter	207	1	18	19	245	18%	18%
Year-to-Date	583	24	108	13	728	25%	21%

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Third quarter	18	-	3	21	17%	16%
Year-to-Date	60	3	7	70	17%	13%

•	Third quarter operating income was $21 million, up $3 million from the year-ago period, and year-to-date operating income was $70 million, an increase of $10 million from the year-ago period. For the third quarter, the increase was driven by higher volumes and favorable price mix, which were partially offset by higher freight and manufacturing costs. Year-to-date, the increase was driven by higher volumes and favorable foreign exchange impacts.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2020 Net Sales	FX Impact	Volume	Price mix	2021 Net Sales	% change	% change excl. FX
Third quarter	143	4	22	6	175	22%	20%
Year-to-Date	429	23	48	14	514	20%	14%

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 6

Segment Operating Income

$ in millions	2020	FX Impact	Business Drivers	2021	% change	% change excl. FX
Third quarter	25	1	-3	23	-8%	-11%
Year-to-Date	73	4	9	86	18%	12%

•	Third quarter operating income was $23 million, down $2 million from the year-ago period, and year-to-date operating income was $86 million, an increase of $13 million from a year ago. For the third quarter, the decrease was driven by higher corn and energy costs in Pakistan. Year-to-date, the increase was largely attributable to lower net corn costs and favorable price mix in Pakistan and favorable foreign exchange impacts in Europe.

Dividends and Share Repurchases

Ingredion continues to return cash to shareholders through cash dividends and share repurchases.

In July 2021, a quarterly cash dividend of $0.64 per share was paid to shareholders of record on July 1, 2021, totaling $43 million bringing total year-to-date dividend payments to $138 million. In September 2021, the Company increased the quarterly dividend by $0.01 to $0.65 per share, the seventh consecutive annual increase in the dividend.

Ingredion repurchased $44 million of outstanding shares of common stock in the third quarter. This brings Ingredion’s total year-to-date share repurchases in 2021 to $68 million.

2021 Full Year Outlook

The Company now expects full year 2021 adjusted EPS to be in the range of $6.65-$7.00 compared to adjusted EPS of $6.23 in 2020, and up from the previously provided full year outlook of $6.45-$6.85. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

Compared with last year, the 2021 full year outlook is as follows: North America operating income is expected to be up low single-digits to mid-single-digits driven by higher volumes and lower operating expenses; South America operating income, including the impact of the Arcor joint venture in Argentina, is expected to be up 20 to 25 percent driven by favorable price mix; Asia-Pacific operating income is expected to be up high single-digits driven by higher volumes; EMEA operating income is expected to be up high single-digits driven by higher volumes partially offset by higher input costs; and Corporate costs are expected to be up low single-digits driven by investments in global capabilities and centers of excellence. The Company expects full year adjusted operating income to be up high single-digits.

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 7

Cash from operations for the full year is expected to be in the range of $450 million to $550 million, which includes an increase in expected working capital due to higher expected net sales and the impact of higher corn costs on inventory. Capital expenditures for the full year are anticipated to be between $320 million and $350 million.

For the full year, the Company expects a reported effective tax rate of 46.0 percent to 51.0 percent and an adjusted effective tax rate of 25.5 percent to 27.0 percent.

Conference Call and Webcast Details

Ingredion will host a conference call on Tuesday, November 2, 2021, at 8 a.m. Central Time / 9 a.m. Eastern Time, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. The accompanying presentation will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at: https://ir.ingredionincorporated.com/financial-information/quarterly-results.

About the Company

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2020 annual net sales of $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, the Company’s expectations for full-year 2021 adjusted EPS, adjusted operating income, cash from operations, capital expenditures, and reported and adjusted effective tax rates, as well as other statements regarding the Company’s future prospects or financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof.

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 8

All statements other than statements of historical facts in this news release or referred to in or incorporated by reference into this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget and realize expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the impact of impairment charges on our goodwill or long-lived assets; changes in our tax rates or exposure to additional income tax liability; our ability to maintain satisfactory labor relations; the impact on our business of natural disasters, war, or similar acts of hostility, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; potential effects of climate change; security breaches with respect to information technology systems, processes, and sites; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on

INGREDION REPORTS THIRD QUARTER 2021 RESULTS – Page 9

Form 10-K for the year ended December 31, 2020 and in our subsequent reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission.

###

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2021	2020		2021	2020
Net sales	$1,763	$1,502	17%	$5,139	$4,394	17%
Cost of sales	1,440	1,176		4,098	3,474
Gross profit	323	326	(1)%	1,041	920	13%

Operating expenses	164	155	6%	484	456	(6)%
Other (income) expense, net	(1)	2		(29)	4
Restructuring/impairment charges and related adjustments	(12)	16		362	41
Operating income	172	153	12%	224	419	(47)%
Financing costs, net	20	22		58	59
Other, non-operating (income), net	(1)	(2)		(4)	(3)
Income before income taxes	153	133	15%	170	363	(53)%
Provision for income taxes	34	40		113	125
Net income	119	93	28%	57	238	(76)%
Less: Net income attributable to non-controlling interests	1	1		7	5
Net income attributable to Ingredion	$118	$92	28%	$50	$233	(79)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.0	67.2		67.2	67.2
Diluted	67.6	67.6		67.8	67.6

Earnings per common share of Ingredion:
Basic	$1.76	$1.37	28%	$0.74	$3.47	(79)%
Diluted	$1.75	$1.36	29%	$0.74	$3.45	(79)%

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$434	$665
Short-term investments	4	-
Accounts receivable – net	1,128	1,011
Inventories	1,093	917
Prepaid expenses	74	54
Total current assets	2,733	2,647

Property, plant and equipment – net	2,369	2,455
Goodwill	916	902
Other intangible assets – net	424	444
Operating lease assets	191	173
Deferred income tax assets	17	23
Other assets	336	214
Total assets	$6,986	$6,858

Liabilities and equity
Current liabilities
Short-term borrowings	398	$438
Accounts payable and accrued liabilities	1,059	1,020
Total current liabilities	1,457	1,458

Other non-current liabilities	226	227
Long-term debt	1,748	1,748
Non-current operating lease liabilities	152	136
Deferred income tax liabilities	200	217
Total liabilities	3,783	3,786

Share-based payments subject to redemption	32	30
Redeemable non-controlling interests	68	70

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875
shares issued at September 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	1,155	1,150
Less: Treasury stock (common stock; 11,295,044 and 10,795,346 shares at
September 30, 2021 and December 31, 2020, respectively) at cost	(1,072)	(1,024)
Accumulated other comprehensive loss	(877)	(1,133)
Retained earnings	3,877	3,957
Total Ingredion stockholders' equity	3,084	2,951
Non-redeemable non-controlling interests	19	21
Total equity	3,103	2,972

Total liabilities and equity	$6,986	$6,858

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(in millions)	2021	2020
Cash provided by operating activities:
Net income	$57	$238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155	158
Mechanical stores expense	40	39
Deferred income taxes	(25)	(1)
Impairment on disposition of assets	340	-
Charge for fair value markup of acquired inventory	-	3
Margin accounts	(34)	6
Changes in other trade working capital	(258)	80
Other	(16)	39
Cash provided by operating activities	259	562

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(186)	(250)
Payments for acquisitions, net of cash acquired	(40)	(208)
Investment in a non-consolidated affiliate	(8)	(6)
Short-term investments	(4)	4
Cash used for investing activities	(238)	(460)

Cash (used for) provided by financing activities:
(Payments on) proceeds from borrowings, net	(390)	341
Commercial paper borrowings, net	350	-
Debt issuance costs	-	(9)
Repurchases of common stock, net	(68)	-
Issuances of common stock for share-based compensation, net of settlements	10	2
Dividends paid, including to non-controlling interests	(138)	(132)
Cash (used for) provided by financing activities	(236)	202

Effect of foreign exchange rate changes on cash	(16)	(15)
(Decrease) increase in cash and cash equivalents	(231)	289
Cash and cash equivalents, beginning of period	665	264
Cash and cash equivalents, end of period	$434	$553

Ingredion Incorporated ("Ingredion")
Supplemental Financial Information
(Unaudited)

I. Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended September 30,			Change	Nine Months Ended September 30,		Change	Change
	2021	2020	Change	Excl. FX	2021	2020	%	Excl. FX
Net Sales
North America	$1,083	$928	17%	16%	$3,096	$2,739	13%	12%
South America	260	224	16%	16%	801	643	25%	27%
Asia-Pacific	245	207	18%	18%	728	583	25%	21%
EMEA	175	143	22%	20%	514	429	20%	14%
Total Net Sales	$1,763	$1,502	17%	17%	$5,139	$4,394	17%	16%

Operating Income
North America	$120	$132	(9)%	(10)%	$403	$358	13%	11%
South America	35	29	21%	20%	108	68	59%	62%
Asia-Pacific	21	18	17%	16%	70	60	17%	13%
EMEA	23	25	(8)%	(11)%	86	73	18%	12%
Corporate	(36)	(25)	(44)%	(44)%	(95)	(86)	(10)%	(10)%
Sub-total	163	179	(9)%	(10)%	572	473	21%	19%
Acquisition/integration costs	-	(5)			(5)	(8)
Equity method acquisition charges	(3)	-			4	-
Restructuring/impairment charges	(8)	(16)			(22)	(41)
Impairment on disposition of assets	20	-			(340)	-
Other matters	-	-			15	-
Charge for fair value markup of acquired inventory	-	(3)			-	(3)
North America storm damage	-	(2)			-	(2)
Total Operating Income	$172	$153	12%	11%	$224	$419	(47)%	(49)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax provision (benefit), and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020		September 30, 2021		September 30, 2020
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$118	$1.75	$92	$1.36	$50	$0.74	$233	$3.45

Add back:

Acquisition/integration costs, net of an insignificant amount of income tax expense for the three and nine months ended September 30, 2021, and net of income tax benefit of $1 million and $2 million for the three and nine months ended September 30, 2020 (i)	-	-	4	0.06	5	0.08	6	0.10

Equity method acquisition charges, net of income tax expense of $ - million and $4 million for the three and nine months ended September 30, 2021, respectively (ii)	4	0.06	-	-	1	0.01	-	-

Restructuring/impairment charges, net of income tax benefit of $1 million and $5 million for the three and nine months ended September 30, 2021, respectively, and $1 million and $7 million for the three and nine months ended September 30, 2020, respectively (iii)	7	0.10	15	0.22	17	0.25	34	0.51

Impairment on disposition of assets, net of $ - million of income tax benefit for the three and nine months ended September 30, 2021 (iv)	(20)	(0.30)	-	-	340	5.02	-	-

Other matters, net of income tax expense of $ - and $5 million for the three and nine months ended September 30, 2021, respectively (v)	-	-	-	-	(10)	(0.15)	-	-

Charge for fair value markup of acquired inventory, net of income tax benefit of $ - for the three and nine months ending September 30, 2020, respectively (vi)	-	-	3	0.04	-	-	3	0.04

Charge for early extinguishment of debt, net of income tax benefit of $1 million for the three and nine months ended September 30, 2020, respectively (vii)	-	-	4	0.06	-	-	4	0.06

North America storm damage, net of income tax benefit of $ - for the three and nine months ended September 30, 2020, respectively (viii)	-	-	2	0.03	-	-	2	0.03

Tax provision (benefit) - Mexico (ix)	5	0.07	(6)	(0.08)	4	0.06	16	0.24

Other tax matters (x)	(1)	(0.01)	6	0.09	(29)	(0.43)	6	0.09

Non-GAAP adjusted net income attributable to Ingredion	$113	$1.67	$120	$1.77	$378	$5.58	$304	$4.50

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the three and nine months ended September 30, 2021, the Company recorded pre-tax charges of $ -  million and $5 million, respectively of acquisition and integration costs, primarily related to the acquisition and integration of the business acquired from PureCircle Limited, KaTech, and Verdient Foods, Inc. During the three and nine months ended September 30, 2020, the Company recorded $5 million and $8 million of pre-tax charges primarily related to the acquisition and integration of the business acquired from PureCircle Limited. Acquisition and integration costs presented in the "reconciliation of adjusted net income attributable to Ingredion" table are net of costs attributable to non-controlling interest.

(ii) During the three and nine months ended September 30, 2021, the Company recorded pre-tax charges of $3 million and pre-tax benefits of $4 million, respectively related to its equity method investments in Amyris, Inc ("Amyris") and Ingrear Holdings, S.A, the Arcor joint venture.

As part of the Amyris equity method investment, the Company has exclusive commercialization rights to Amyris’ rebaudioside M by fermentation sweetener (“Reb M”), the exclusive licensing of Amyris' Reb M manufacturing technology, and a 31 percent ownership stake in a Reb M joint venture. In exchange for the ownership in the joint venture, Ingredion contributed $28 million of total consideration including $10 million of cash, and non-exclusive intellectual property licenses and other consideration valued at $18 million. The transaction resulted in $8 million in Other (income) expense, net recorded in the Condensed Consolidated Statements of Income (Loss) during the nine months ended September 30, 2021. The gain on the transaction is partly offset by $1 million of acquisition charges for the nine months ended September 2021. Additionally, the equity method acquisition charges presented in the "reconciliation of adjusted net income attributable to Ingredion" table are shown net of acquisition gains attributable to non-controlling interest of $1 million.

During the three and nine months ended September 30, 2021, the Company finalized all closing conditions and agreements necessary to finalize the contribution of the Company's Argentina operations to the Arcor joint venture in exchange its equity method investment in Ingrear. The Company recorded pre-tax acquisition charges of $3 million related to this equity method investment.

(iii) During the three months ended September 30, 2021, the Company recorded $8 million of pre-tax restructuring-related charges, consisting of $4 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $3 million of restructuring-related charges primarily in North America as a part of its Cost Smart Cost of sales program, and $1 million of employee-related and other restructuring costs associated with the contribution of Argentina to the Arcor joint venture. During the nine months ended September 30, 2021, the Company recorded $22 million of pre-tax restructuring-related charges, consisting of $13 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $11 million of restructuring-related charges as part of its Cost Smart Cost of sales program, primarily in North America, and $3 million of employee-related and other restructuring costs associated with the contribution of Argentina to the Arcor joint venture. The Cost Smart Cost of sales program charges were partly offset by a $5 million gain on the sale of Stockton, California land and building during the year.

During the three months ended September 30, 2020, the Company recorded $6 million of pre-tax restructuring/impairment charges, consisting of $4 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $2 million of restructuring-related charges primarily in North America and APAC as part of its Cost Smart Cost of sales program. During the nine months ended September 30, 2020, the Company recorded $41 million of pre-tax restructuring/impairment charges, consisting of $17 million of restructuring-related charges primarily in North America and APAC as part of its Cost Smart Cost of sales program and $14 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program. In addition, the Company recorded a $10 million impairment of an equity method investment during the three months ended September 30, 2020, triggered by the decrease in fair value of its investment resulting from the agreed upon purchase price of the remaining 80% interest in Verdient Foods, Inc.

(iv) During the nine months ended September 30, 2021, the Company recorded a $340 million net asset impairment charge related to the contribution of the Company's Argentina operations to the Arcor joint venture. The impairment charge reflects a $29 million write-down to the agreed upon fair value of certain Argentina, Chile and Uruguay assets and liabilities contributed and a $311 million write-off of the cumulative translation losses related to the contributed net assets. During the three months ended September 30, 2021, the Company recorded a $20 million favorable adjustment to the impairment upon finalization of the transaction, which reduced the $360 million asset impairment charge recorded in the first quarter.

(v) In May 2021, the Brazilian Supreme Court issued their ruling related to the calculation of certain indirect taxes, and the ruling affirmed the lower court rulings that the Company had received in previous years and ensured that the Company is entitled to the previously recorded tax credits. The Supreme Court ruling also ensures that the Company will be entitled to $15 million of additional credits from the period of 2015 to 2018 that was previously awaiting final court ruling. The Company recorded the $15 million of additional credits during the nine months ended September 30, 2021 within Other income (expense), net in the Condensed Consolidated Income statement.

(vi) The three and nine months ended September 30, 2020 includes the flow-through costs associated with the purchase of PureCircle Limited inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(vii) During the three and nine months ended September 30, 2020, the Company incurred $5 million of charges directly related to the early debt extinguishment of the $400 million 4.625% senior notes due November 1, 2020. The Company recorded the debt extinguishment charges within Financing costs, net on the Condensed Consolidated Statements of Income.

(viii) During the three and nine months ended September 30, 2020, the Company incurred storm damage to the Cedar Rapids, IA manufacturing facility. The facility was shut down for 10 days, and the storm-related damage resulted in $2 million of charges during the three months ended September 30, 2020. The Company recorded the storm damage costs within Other (income) expense, net on the Condensed Consolidated Statements of Income.

(ix) The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico. Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a tax provision of $5 million and a tax benefit of $6 million for the three months ended September 30, 2021 and 2020, respectively, and a tax provision of $4 million and $16 million for the nine months ended September 30, 2021 and 2020, respectively as a result of the movement of the Mexican peso against the U.S. dollar during the periods.

(x) This item relates to the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, tax adjustments for an intercompany reorganization, and tax results of the above non-GAAP addbacks.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, pre-tax)	2021	2020	2021	2020
Operating income	$172	$153	$224	$419

Add back:

Acquisition/integration costs (i)	-	5	5	8

Equity method acquisition charges (ii)	3	-	(4)	-

Restructuring/impairment charges (iii)	8	16	22	41

Impairment on disposition of assets (iv)	(20)	-	340	-

Other matters (v)	-	-	(15)	-

Charge for fair value markup of acquired inventory (vi)	-	3	-	3

North America storm damage (viii)	-	2	-	2

Non-GAAP adjusted operating income	$163	$179	$572	$473

For notes (i) through (viii), see notes (i) through (viii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$153	$34	22.2%	$170	$113	66.5%

Add back:

Acquisition/integration costs (i)	-	-		5	-

Equity method acquisition charges (ii)	3	-		(4)	(4)

Restructuring/impairment charges (iii)	8	1		22	5

Impairment on disposition of assets (iv)	(20)	-		340	-

Other matters (v)	-	-		(15)	(5)

Tax item - Mexico (ix)	-	(5)		-	(4)

Other tax matters (x)	-	1		-	29

Adjusted Non-GAAP	$144	$31	21.5%	$518	$134	25.9%

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$133	$40	30.1%	$363	$125	34.4%

Add back:

Acquisition/integration costs (i)	5	1		8	2

Restructuring/impairment charges (iii)	16	1		41	7

Charge for fair value markup of acquired inventory (vi)	3	-		3	-

Charge for early extinguishment of debt (vii)	5	1		5	1

North America storm damage (viii)	2	-		2	-

Tax item - Mexico (ix)	-	6		-	(16)

Other tax matters (x)	-	(6)		-	(6)

Adjusted Non-GAAP	$164	$43	26.2%	$422	$113	26.8%

For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Anticipated GAAP Diluted Earnings per Share ("GAAP EPS")

to Anticipated Adjusted Diluted Earnings per Share ("Adjusted EPS")

(Unaudited)

	Anticipated EPS Range
	for Full Year 2021
	Low End	High End
GAAP EPS	$1.81	$2.16

Add:

Acquisition/integration costs (i)	0.08	0.08

Equity method acquisition charges (ii)	0.01	0.01

Restructuring/impairment charges (iii)	0.25	0.25

Impairment on disposition of assets (iv)	5.02	5.02

Other matters (v)	(0.15)	(0.15)

Tax provision - Mexico (ix)	0.06	0.06

Other tax matters (x)	(0.43)	(0.43)

Adjusted EPS	$6.65	$7.00

Above is a reconciliation of our anticipated full year 2021 diluted EPS to our anticipated full year 2021 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

For items (i) through (x), see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")
to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")
(Unaudited)

	Anticipated Effective Tax Rate Range
	for Full Year 2021
	Low End	High End
GAAP ETR	46.0%	51.0%

Add:

Acquisition/integration costs (i)	0.1%	0.1%

Equity method acquisition charges (ii)	(0.6)%	(0.6)%

Restructuring/impairment charges (iii)	0.9%	0.9%

Impairment on disposition of assets (iv)	0.0%	0.0%

Other matters (v)	(0.8)%	(0.8)%

Tax item - Mexico (ix)	0.2%	(1.3)%

Other tax matters (x)	4.1%	4.1%

Impact of adjustment on Effective Tax Rate (xi)	(24.4)%	(26.4)%

Adjusted ETR	25.5%	27.0%

Above is a reconciliation of our anticipated full year 2021 GAAP ETR to our anticipated full year 2021 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

For items (i) through (x), see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

(xi) Indirect impact of tax rate after items (i) through (x).

Ingredion Incorporated ("Ingredion")
Supplemental Financial Information
(Unaudited)

I. Geographic Information of Net Sales and Operating Income

(in millions)	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2021	2020	%	2021	2020	%
Net Sales
North America	$1,083	$928	17%	$3,096	$2,739	13%
South America	260	224	16%	801	643	25%
Asia-Pacific	245	207	18%	728	583	25%
EMEA	175	143	22%	514	429	20%
Total Net Sales	$1,763	$1,502	17%	$5,139	$4,394	17%

Operating Income
North America	$120	$132	(9)%	$403	$358	13%
South America	35	29	21%	108	68	59%
Asia-Pacific	21	18	17%	70	60	17%
EMEA	23	25	(8)%	86	73	18%
Corporate	(36)	(25)	(44)%	(95)	(86)	(10)%
Sub-total	163	179	(9)%	572	473	21%
Acquisition/integration costs	-	(5)		(5)	(8)
Equity method acquisition charges	(3)	-		4	-
Restructuring/impairment charges	(8)	(16)		(22)	(41)
Impairment on disposition of assets	20	-		(340)	-
Other matters	-	-		15	-
Charge for fair value markup of acquired inventory	-	(3)		-	(3)
North America storm damage	-	(2)		-	(2)
Total Operating Income	$172	$153	12%	$224	$419	(47)%

	Three Months Ended September 30,			Nine Months Ended September 30,
Adj Op Margin	2021	2020	Change	2021	2020	Change
North America	11.1%	14.2%	(310) bps.	13.0%	13.1%	(10) bps.
South America	13.5%	12.9%	60 bps.	13.5%	10.6%	290 bps.
Asia-Pacific	8.6%	8.7%	(10) bps.	9.6%	10.3%	(70) bps.
EMEA	13.1%	17.5%	(440) bps.	16.7%	17.0%	(30) bps.
Total	9.2%	11.9%	(270) bps.	11.1%	10.8%	30 bps.

Rep Op Margin	9.8%	10.2%	(40) bps.	4.4%	9.5%	(510) bps.